CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANPATH GROUP, INC.

Anpath Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST:

The name of the Company is Anpath Group, Inc.

SECOND:

The following amendments were adopted by the Board of Directors and the majority stockholder of the Company by execution of an Action by Joint Unanimous Consent of the Majority Stockholder and the Board of Directors of the Company on February 16, 2013, in the manner prescribed by Sections 141, 228 and 242 of the Delaware General Corporation Law:

RESOLVED, that the Company effectuate a reverse split of its issued and outstanding shares of Common stock in the ratio of one (1) post-split share of Common Stock in exchange for every two (2) shares of pre-split Common Stock, while retaining the current par value at $0.0001 per share, with appropriate adjustments being made in the additional paid-in capital and stated capital accounts of the Company, and with all fractional shares that would otherwise result from such reverse split being rounded up to the nearest whole share (the “Reverse Split”);

FURTHER RESOLVED, that the Company shall promptly file with the Delaware Secretary of State a Certificate of Amendment to its Amended and Restated Certificate of Incorporation effectuating the Reverse Split (the “Certificate of Amendment”), which Certificate of Amendment shall be in substantially the same form as the attached Exhibit A;

FURTHER RESOLVED, that such Certificate of Amendment shall not change the authorized number of shares of the Company’s common stock or the par value thereof;

FURTHER RESOLVED, that the Company shall obtain a new Cusip Number reflecting the Reverse Split and shall take such further actions and execute such additional documents as may be necessary to effectuate the Reverse Split with the Financial Industry Regulatory Authority (“FINRA”); and

FURTHER RESOLVED, that the Reverse Split shall be effective upon filing of the Certificate of Amendment with the Delaware Secretary of State or such later date as FINRA shall specify.

THIRD:

This amendment does not provide for any exchange, reclassification or cancellation of issued shares.

FOURTH:

The Reverse Split reduces the 12,627,520 shares outstanding to 6,313,760 shares (not taking into account the rounding up of fractional shares).

IN WITNESS WHEREOF, Anpath Group, Inc. has caused this Certificate to be signed by J. Lloyd Breedlove, its President and Chief Executive Officer, and attested by Steve Hoelscher, its Chief Financial Officer, this 26 day of February, 2013.

ANPATH GROUP, INC., a Delaware

corporation

By: /s/ J. Lloyd Breedlove

J. Lloyd Breedlove, President and CEO

ATTEST:

/s/ Steve Hoelscher

Steve Hoelscher, CFO